EXHIBIT 99.1
CONTACTS:
Russell Allen, Director of Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
LANCE, INC. REPORTS 2007 SECOND QUARTER NET REVENUE
OF $197 MILLION, UP 5%, AND DILUTED EPS INCREASE OF 50% TO $0.30 FROM
CONTINUING OPERATIONS; RAISES FULL YEAR EARNINGS ESTIMATES
CHARLOTTE, NC, July 26, 2007 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue from continuing operations for the second quarter ended June 30, 2007 of $197.0 million, an increase of 5% compared with prior year second quarter net revenue from continuing operations of $188.3 million. The Company reported net income from continuing operations for the second quarter of 2007 of $9.3 million, or $0.30 per diluted share, representing a 48% increase from the second quarter of 2006 net income from continuing operations, excluding special items, of $6.3 million, or $0.20 per diluted share. Special items in the second quarter of 2006 were related to employee retention payments supporting the integration of the Tom’s acquisition. Including these special items, second quarter 2006 net income from continuing operations was $5.9 million, or $0.19 per diluted share.
Revenue from continuing operations for the six month period ended June, 30, 2007 was $379.5 million, an increase of 3% compared with the same period in the prior year. For the first half of 2007, net income from continuing operations was $15.1 million, or $0.49 per diluted share, compared to net income from continuing operations, excluding special items, of $6.4 million, or $0.21 per diluted share, in the first half of the prior year. Special items in the first half of 2006 were related to employee retention payments supporting the integration of the Tom’s acquisition. Including these special items, first half 2006 net income from continuing operations was $5.0 million, or $0.17 per diluted share. The Company reported net income from discontinued vending operations of $0.1 million for the first half of 2007
Comments from Management
“I am very pleased with our financial results in the first half as we have delivered solid performance against our key initiatives,” said David V. Singer, President and Chief Executive Officer. “Second quarter net sales increased 5% over last year, reflecting a 5% increase in branded sales driven by continued strength in our core Lance® and Cape Cod® brands, and 4% growth in our non-branded sales. Our ongoing focus on improving the efficiency of our supply chain and DSD operations continued to flow through to our bottom line with another quarter of expanding profit margins.”
Mr. Singer further commented, “While we anticipate that the efficiency improvements we have delivered in the first half will continue to gain momentum, the profit margin in the second half of the year will be impacted by a significant increase in commodity costs, particularly cooking oils and flour. The first half results reflect the impact of a $6.1 million increase in commodity costs compared to the first half of 2006, and we anticipate a greater increase in the second half of the year.”

Consistent with its strategic plan to improve overall operational efficiency and profitability while reallocating resources to channels of business with stronger growth and profit potential, Lance continued its previously announced exit of its Company-owned vending business. The Company has reported the net impact of this business as a discontinued operation and reported a second quarter 2007 net loss from discontinued vending business of $0.2 million, or approximately $0.01 per diluted share. The Company believes that the discontinuation of its Company-owned vending business remains on track for completion by the end of the third quarter of 2007.
Revised 2007 Estimates
Based upon the performance in the second quarter and the outlook for the remainder of the year, the Company revised its full year 2007 estimates for earnings per diluted share from continuing operations to a range of $0.86 to $0.92. Previously, the Company had provided a full year earnings per diluted share estimate of $0.84 to $0.90. The Company confirmed its previous net sales estimate of $750 to $775 million for 2007.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 20, 2007 to stockholders of record at the close of business on August 10, 2007.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 5:00 pm eastern time on Thursday, July 26, 2007 to discuss second quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 8:00 pm on July 26 and running through midnight August 3, 2007. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 6470731. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, restaurant style crackers, potato chips, tortilla chips, cookies, sugar wafers, nuts, candy and other snacks. Lance has manufacturing facilities in North Carolina, Georgia, Florida, Texas, Iowa, Massachusetts and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,500 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery stores, convenience stores, mass merchants, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	June 30, 2007	July 1, 2006

Revenue	$197,036	$188,341
Cost of sales	109,435	105,660

Gross margin	87,601	82,681

Selling, marketing and delivery	59,864	60,285
General and administrative	11,603	11,771
Other expense, net	973	517

Income from continuing operations before interest and taxes	15,161	10,108

Interest expense, net	(615)	(828)
Income tax expense	(5,277)	(3,386)

Net income from continuing operations	$9,269	$5,894

(Loss)/Income from discontinued operations	(346)	418
Income tax benefit/(expense)	129	(153)

Net (Loss)/Income from discontinued operations	(217)	265

Net Income	$9,052	$6,159

Basic earnings/(loss) per share:
From continuing operations	$0.30	$0.19
From discontinued operations	(0.01)	0.01

Basic earnings per share	$0.29	$0.20
Weighted average shares outstanding — basic	30,927,000	30,462,000

Diluted earnings/(loss) per share:
From continuing operations	$0.30	$0.19
From discontinued operations	(0.01)	0.01

Diluted earnings per share	$0.29	$0.20
Weighted average shares outstanding — diluted	31,414,000	30,935,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Six Months Ended
	June 30, 2007	July 1, 2006

Revenue	$379,463	$369,086
Cost of sales	212,412	210,526

Gross margin	167,051	158,560

Selling, marketing and delivery	116,343	125,330
General and administrative	24,739	23,229
Other expense, net	884	679

Income from continuing operations before interest and taxes	25,085	9,322

Interest expense, net	(1,219)	(1,497)
Income tax expense	(8,725)	(2,855)

Net income from continuing operations	$15,141	$4,970

Income from discontinued operations	190	668
Income tax expense	(69)	(244)

Net income from discontinued operations	121	424

Net Income	$15,262	$5,394

Basic earnings per share:
From continuing operations	$0.49	$0.17
From discontinued operations	0.00	0.01

Basic earnings per share	$0.49	$0.18
Weighted average shares outstanding — basic	30,866,000	30,197,000

Diluted earnings per share:
From continuing operations	$0.49	$0.17
From discontinued operations	0.00	0.01

Diluted earnings per share	$0.49	$0.18
Weighted average shares outstanding — diluted	31,308,000	30,622,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2007	December 30, 2006
Assets:
Cash and cash equivalents	$6,032	$5,504
Accounts receivable, net	71,139	61,690
Inventories	39,302	36,838
Deferred income tax asset	8,151	8,811
Assets held for sale	3,569	6,552
Prepaid expenses and other current assets	8,997	6,298

Total Current Assets	137,190	125,693
Property plant and equipment, net	202,268	193,009
Goodwill and other intangibles, net	65,660	62,300
Other assets	7,304	4,450

Total Assets	$412,422	$385,452

Liabilities and Equity:
Accounts payable	$26,115	18,194
Other current liabilities	52,832	53,426

Total Current Liabilities	78,947	71,620

Long-term debt	50,000	50,000
Other liabilities	43,568	41,432
Stockholders’ equity	239,907	222,400

Total Liabilities and Stockholders’ Equity	$412,422	$385,452

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended
	June 30, 2007	July 1, 2006
Operating Activities:
Net income	$15,262	$5,394
Depreciation and amortization	14,461	13,388
Equity-based compensation expense	1,767	1,068
Loss/(gain) on disposition of property, net	518	(4)
Changes in operating assets and liabilities	(3,057)	(12,758)

Net cash flow from operating activities	28,951	7,088

Investing Activities:
Purchases of property and equipment	(22,608)	(27,198)
Proceeds from sale of property	3,319	2,762
Purchase of investment	(2,090)	—

Net cash used in investing activities	(21,379)	(24,436)

Financing Activities:
Dividends paid	(9,900)	(9,677)
Issuances of common stock	2,769	17,036
Net proceeds from revolving credit facilities	—	7,505

Net cash (used in)/from financing activities	(7,131)	14,864

Effect of exchange rate changes on cash	87	220

Increase/(decrease) in cash and cash equivalents	528	(2,264)
Cash and cash equivalents at beginning of period	5,504	3,543

Cash and cash equivalents at end of period	$6,032	$1,279

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

Second Quarter Ended July 1, 2006
	Net of	Per diluted
	Tax	share

Net Income from continuing operations	$5,894	$0.19
Tom’s integration related charges	370	0.01

Income from continuing operations, excluding special charges	$6,264	$0.20

Six Months Ended July 1, 2006
	Net of	Per diluted
	Tax	share

Net Income from continuing operations	$4,970	$0.17
Tom’s integration related charges	1,462	0.04

Income from continuing operations, excluding special charges	$6,432	$0.21